Exhibit 99.1
CONTACT:
Investor Relations
DealerTrack
(888) 450-0478
investorrelations@dealertrack.com
DEALERTRACK ANNOUNCES STOCK REPURCHASE PROGRAM
Lake Success, NY, March 20, 2008 — DealerTrack Holdings, Inc. (Nasdaq: TRAK) today announced that its board of directors has authorized a stock repurchase program under which DealerTrack may spend up to $75 million to repurchase its common stock.
“Our Board’s decision to authorize this repurchase program reflects our ongoing commitment to the enhancement of shareholder value as well as our confidence that the current market price levels do not appropriately reflect the intrinsic value of the company,” said Mark O’Neil, chairman and chief executive officer of DealerTrack. “We believe that our strong financial position with more than $220 million in cash as of December 31, 2007 will allow us to implement this program prudently, while continuing to invest in the growth of our business,” Mr. O’Neil concluded.
Stock repurchases under this program may be made on the open market, through 10b5-1 programs, or in privately negotiated transactions in accordance with all applicable laws, rules and regulations. The transactions may be made from time to time without prior notice and in such amounts as management deems appropriate and will be funded from cash on hand. The number of shares to be repurchased and the timing of repurchases will be based on several factors, including the price of DealerTrack’s common stock, legal or regulatory requirements, general business and market conditions, and other investment opportunities. The stock repurchase program will expire on March 31, 2009, but may be limited or terminated at any time by the Board of Directors without prior notice.
The company had approximately 42.6 million shares of common stock outstanding as of February 1, 2008.
About DealerTrack
DealerTrack Holdings, Inc. (Nasdaq: TRAK) is a leading provider of on-demand software and data solutions for the U.S. automotive and related industries. The company’s solutions enable dealers to receive consumer leads, submit credit applications and receive responses, compare financing and leasing options, sell insurance, accessories and other aftermarket products, document compliance, and execute financing contracts electronically. In addition, the DealerTrack Arkona DMS (dealer management system) is used by dealerships nationwide. Over 22,000 dealers, including more than 90% of all franchised dealers; over 500 financing sources; and other service and information providers are active in the DealerTrack network. For more information, visit www.dealertrack.com.

Safe Harbor for Forward-Looking and Cautionary Statements
Statements in this press release regarding DealerTrack, the successful implementation of the stock repurchase program and all other statements in this release other than the recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These statements involve a number of risks, uncertainties and other factors that could cause actual results, performance or achievements of DealerTrack to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that might cause such a difference include those risks listed in DealerTrack’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other Securities and Exchange Commission filings. These filings are available on DealerTrack’s website at www.dealertrack.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof. DealerTrack disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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